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                                                                   Exhibit 10.13

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT") is made February 17, 2000 by and between Arkon Safety Equipment, Inc. (the "COMPANY") and Claude Roberge ("EXECUTIVE").

          The Company and the Executive desire to enter into an agreement (i) defining the relative rights of the Company and the Executive, (ii) setting forth the obligation of Executive to refrain from competing with the Company during his employment with the Company and for a period of time thereafter as provided herein and (iii) setting forth certain terms of Executive's employment with the Company. This Agreement amends and restates in its entirety the existing Employment Agreement, by and between the Company and Executive.

          The Company is party to a Stock Purchase Agreement, dated February 17, 2000, pursuant to which North Safety Products Ltd. (the "BUYER") is acquiring all of the outstanding capital stock of the Company (the "STOCK PURCHASE AGREEMENT"). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. EMPLOYMENT. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof.

          2.   POSITION AND DUTIES.

               (a) During his employment, Executive shall serve as President and Chief Executive Officer and shall render such administrative, sales, marketing and other executive and managerial services to the Company and its Affiliates as the Company's board of directors (the "BOARD") may from time to time direct.

               (b) Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

               (c) For purposes of this Agreement, "AFFILIATE" of the Company means the Buyer and any entity, which is controlled, directly or indirectly by the Buyer, where "CONTROL" means the possession, directly or indirectly, of the power to direct the management and policies of such entity.

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          3.   BASE SALARY AND BENEFITS.

               (a) During his employment, Executive's base salary shall not be less than CDN$332,000 per annum or such other rates as the Board may designate from time to time (the "BASE SALARY"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during his employment, Executive shall be entitled to participate in the Company's employee benefit programs and Executive shall be entitled to four weeks of paid vacation each year in accordance with the Company's vacation policy, which if not taken may not be carried forward to any subsequent year.

               (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

               (c) In addition to the Base Salary, the Board may, in its sole discretion, award an incentive bonus to Executive following the end of each fiscal year during the Executive's employment, which provides for a target bonus equal to up to 30% of Base Salary based upon Executive's performance and the Company's operating results during such year if (but only if) Executive remains employed by the Company at the end of such fiscal year; PROVIDED that not later than March 31 of each year, the Board shall deliver to Executive the performance and operating results upon which Executive's target bonus are to be based for that particular year.

          4.   TERM.

               (a) Unless renewed by the mutual agreement of the Company and the Executive, the Executive shall be employed for a period beginning on the date hereof and ending on the fourth anniversary of the date hereof (the "TERM"); provided that (i) the Executive's employment shall terminate prior to such date upon Executive's resignation, death or Disability and (ii) the Executive's employment may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. The date on which Executive's employment is terminated is referred to herein as the "TERMINATION DATE".

               (b) If the Executive's employment is terminated by the Company without Cause or Executive resigns from the Company for Good Reason prior to the end of the Term, Executive shall be entitled to receive his Base Salary as of the Termination Date for the 18-month period following the Termination Date, and if Executive's employment is terminated for a Disability, Executive shall be entitled to receive his Base Salary as of the Termination Date for the nine-month period following the Termination Date, in each case if and only if Executive has not breached the provisions of paragraphs 5, 6 or 7 hereof. As a condition to the Company's obligations to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general

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release in form and substance set forth as Exhibit A hereto. All payments of
Base Salary pursuant to this paragraph 4(b) shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding.

               (c) If the Executive's employment is terminated by the Company for Cause or is terminated pursuant to paragraph 4(a)(i) above, Executive shall be entitled to receive his Base Salary through the Termination Date. As a condition to the Company's obligations (if any) to make severance payments pursuant to this paragraph 4(c), Executive will execute and deliver a general release in form and substance set forth as Exhibit A hereto.

               (d) All of Executive's rights to fringe benefits and incentive bonuses hereunder (if any) which accrue or become payable after the Termination Date shall cease upon such termination; PROVIDED that, unless otherwise prohibited by the Company's insurance program in place on the Termination Date, Executive shall be entitled to be insured under the Company's health insurance program until the end of the calendar year in which Executive was terminated or, if earlier, the date on which Executive receives comparable health insurance benefits from another employer.

               (e) Executive recognizes and accepts that the Company or the Affiliates shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, above and beyond those specifically provided for herein. The Company may offset any amounts Executive owes it or its Affiliates against any amounts (other than Base Salary) it owes Executive hereunder.

               (f) For purposes of this Agreement, "CAUSE" shall include any of the following:

               (i) a finding by the Board, after notice to Executive and an opportunity for him to respond, that Executive has committed (A) a felony, (B) to the extent it could reasonably be considered to compromise the best interests of the Company or any of its Affiliates or render Executive unfit or unable to perform his services and duties hereunder, a misdemeanor (excluding traffic violations), or (C) any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers;

               (ii) the continued failure by Executive to perform his duties in all material respects for the Company or any of its Affiliates continuing for a period of 15 days following a demand for such performance by the Board, a breach of any representation or warranty made by Executive in this Agreement or a material breach by Executive of his obligations under this Agreement continuing uncured (if curable) for a period of 15 days following notice from the Board, which demand or notice shall identify in reasonable detail the manner that Executive has not performed his duties or has breached his obligations (as applicable) and given Executive an opportunity to respond;

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               (iii)   a finding by the Board, after notice to Executive and an
          opportunity for him to respond, that Executive engaged in (i) misconduct materially injurious to the Company or any of its Affiliates or their reputation or (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates; or

               (iv) any other event or circumstance which pursuant to applicable law, constitutes dismissal for "cause".

               (g) For purposes of this Agreement, "DISABILITY" shall mean the inability, due to illness, accident, injury, physical or mental incapacity or other disability, of Executive, whether or not arising out of a medical condition existing prior to the date hereof, to carry out effectively his duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the good faith judgment of the Board.

               (h) For purposes of this Agreement, "GOOD REASON" shall mean, without Executive's consent, (i) a material reduction in Executive's status, title, position, scope of duties, authority or responsibilities or material and permanent assignment of duties and responsibilities to Executive which are inconsistent with or additional to the duties and responsibilities generally assigned to him, (ii) a reduction (other than a reduction applicable to executive employees of the Company generally) in Executive's Base Salary or maximum annual target bonus percentage set forth in Section 3(c), (iii) the failure to pay to Executive when due his Base Salary or target bonus within 15 days after written demand therefor by Executive, (iv) relocation or transfer of Executive to a principal place of business which is located more than 25 miles from the Montreal Urban Community; or (v) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform this Agreement.

          5.   CONFIDENTIAL INFORMATION.

               (a) Executive acknowledges that the information, observations and data obtained by him while employed by the Company (whether prior to or after the date of the Agreement) concerning the business or affairs of the Company or any other Affiliate ("CONFIDENTIAL INFORMATION") are the property of the Company. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the Termination Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which he may then possess or have under his control.

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               (b)     Executive understands that the Company and its Affiliates
will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's and its Affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in anyway limiting the provisions of paragraph 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by the Board in writing.

               (c) During the Employment Period, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of the Company's Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive's and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its Subsidiaries or
(iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

          6. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Affiliates (whether prior to or after the date of this Agreement) ("WORK PRODUCT") belong to the Company or such Affiliates. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the termination of his employment) to establish and confirm such ownership (including, without limitation in assignments, consents, powers of attorney and other instruments) and shall, on the Termination Date or at any time that the may request in writing, deliver to the Company all memoranda, notes, records, plans, reports and other documents (and copies thereof) relating to the business of the Company and its Affiliates which he may then possess or have under his control.

          7.   NON-COMPETE, NON-SOLICITATION.

               (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company or any of its Affiliates, he shall become familiar with the Company's and Affiliates' trade secrets and with

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other Confidential Information concerning the Company and its Affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that, during his employment with the Company and for five years thereafter (the "NON-COMPETE PERIOD"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company and its Affiliates, within the United States or Canada. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

               (b) During the Non-compete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee therefore, (ii) unless such person has been involuntarily terminated by the Company or such Affiliate without Cause, hire any person who was an employee of the Company or any Affiliate at the time of the termination of the Executive's employment or during the six months prior to the termination of the Executive's employment or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to do business with Executive (or any person or entity to whom Executive is rendering services for or acting on its behalf) or to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate (including, without limitation, making any negative statements or communications about the Company or its Affiliates).

               (c) If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 7 are reasonable under the circumstances existing on the date hereof.

               (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting abound or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Non-compete Period shall be extended for a period of time equal to the length of such breach or violation.

               (e) Executive acknowledges that the provisions of this paragraph 7 are in consideration of employment with the Company and additional good and valuable consideration as

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set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in paragraph 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of paragraph 7 outweighs any potential harm to Executive of their enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that the provisions of this paragraph 7 are separate and independent of the other paragraphs of this Agreement.

          8. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          9. SURVIVAL. Paragraphs 5, 6 and 7 and paragraphs 9 through 19 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Executive's employment.

          10. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.

          NOTICES TO EXECUTIVE:

          Claude Roberge
          c/o 3653048 Canada Inc.
          2509 Lavallee Street
          Longueuil (Quebec)
          J4L 1R5

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          NOTICES TO THE COMPANY:

          c/o Norcross Safety Products, L.L.C.
          2211 York Road, Suite 215
          Oak Brook, IL, 60523
          Attn: Robert Peterson
          Fax: (630)-572-8518

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if the final determination of a court of competent jurisdiction decides that any term or provision hereof is invalid or unenforceable, the term or provision determined to be invalid or unenforceable shall be severed from this Agreement and the remaining terms and provisions shall be unimpaired.

          12. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          13. NO CONTRADICTION. The restrictive covenants which are part of this Agreement, such as the obligation of non-competition which is set forth at paragraph 7, shall not be deemed to be in contradiction with the restrictive covenants which are included in the Stock Purchase Agreement, but shall be in addition one to another.

          14. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          15. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          16. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

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          17.  CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Province of Quebec.

          18. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          19. LANGUAGE. The parties have expressly requested that the present agreement be drafted in English. LES PARTIES ONT EXPRESSEMENT DEMANDE A CE QUE LE PRESENT DOCUMENT SOIT REDIGE EN LANGUE ANGLAISE.

          20. DISPUTE RESOLUTION. Other than with respect to suits for injunctive or other equitable relief, any dispute under this Agreement shall be resolved by instituting, after thirty(30) days written notice to the other party, an arbitration to be conducted in Montreal, Quebec, Canada in accordance with the arbitration rules (except as modified below) of the Code of Civil Procedure of Quebec (collectively, the "RULES"). Each of the parties hereto agrees that such arbitration shall be conducted by a panel of three arbitrators, one of whom is selected by the Company, one of whom is selected by the Executive and one of whom is mutually agreeable to both parties; provided that such arbitrators shall each be a retired judge or other qualified person who is experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that in any such arbitration that pre-arbitration discovery shall be limited to the greatest extent provided by the Rules, that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall not include factual findings or conclusions of law, that no punitive damages shall be awarded, and that all facts and circumstances relating to such arbitration, including without limitation the existence of the dispute and the ultimate resolution, shall be kept confidential. Any award rendered by the arbitrators shall be final, binding and sole and exclusive with respect to the subject matter thereof and judgment may be entered on it in any court of competent jurisdiction. The losing party shall pay the fees and expenses of both parties and the arbitrators. Notwithstanding the provisions of this paragraph 20, nothing herein shall be construed in such a manner as to prevent the Company from terminating Executive in accordance with the terms of this Agreement; PROVIDED that the basis for such termination may be the subject of an arbitration proceeding pursuant to this paragraph 20.

                                  *  *  *  *  *

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          IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of this date first written above.


                                           ARKON SAFETY EQUIPMENT, INC.

                                           By:   /s/ [ILLEGIBLE]
                                                 ------------------------------

                                           Its:  Chairman of the Board


                                            /s/ Claude Roberge
                                           ------------------------------------
                                           Claude Roberge


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                                    EXHIBIT A

                              RELEASE AND DISCHARGE

          I, the undersigned, Claude Roberge, domiciled and residing at _____________________ _____________________________, province of Quebec, in consideration of the payment by Arkon Safety Equipment Inc. (hereinafter, "COMPANY") of a gross amount of _________________________________ dollars
($_________), less all applicable deductions, hereby release and forever discharge the Company, its related entities (including Norcross Safety Products
LLC), their directors, successors, insurers, employees, agents, representatives and assigns of any and all claims, actions, or causes of action of any nature whatsoever, past, present or future, including but not limited to those being directly or indirectly related to my employment with the Company or the termination thereof.

          Without limiting the generality of the foregoing, I recognize that the said gross amount of ______________________________________ dollars
($___________), to be remitted to me includes all amounts for salary, vacation pay, payment in lieu of notice, severance pay and any other amounts related to my employment or the termination thereof to which I may be entitled pursuant to the LABOUR STANDARDS ACT, the CHARTER OF HUMAN RIGHTS AND FREEDOMS, the CIVIL CODE OF QUEBEC, or any other applicable law or contract.

          The above-mentioned payment will be made without prejudice and in no way constitutes an admission of liability on the part of the Company. Moreover, I hereby acknowledge having had the opportunity to seek and obtain counsel and recognize that the amounts to be remitted to me herein are sufficient and reasonable.

          The present Release and Discharge constitutes a transaction within the meaning of Article 2631 and following of the CIVIL CODE OF QUEBEC.

          I have expressly requested that the present document be drafted in English. J'AI EXPRESSEMENT DEMANDE QUE LE PRESENT DOCUMENT SOIT REDIGE EN ANGLAIS.

          AND I HAVE SIGNED,

          At____________________________, this ______ day of ____________, 200_.


                                           ------------------------------------
                                           Name


                                           ------------------------------------
                                           Witness


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